SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No. ______)


Filed by the Registrant    [ ]
Filed by a party other than the Registrant  [X]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Information Statement
[ ]    Definitive Additional Materials
|X|    Soliciting Material under ss. 240.14a-12


                           Medisys Technologies, Inc.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                     Medisys Reform Committee Year 2001, LLC
     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: ______________________________________

     2)  Form, Schedule, or Registration Statement No.: _______________

     3)  Filing Party: ________________________________________________

     4)  Date Filed: __________________________________________________

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                     Medisys Reform Committee Year 2001, LLC
                           19235 Lutz Highway 41 North
                               Lutz, Florida 33549
                             Telephone 813-949-6251
                              www.medisysreform.com

                                  May 16, 2001


Dear Fellow Medisys Stockholder:

         We are continuing our efforts to cause election of the independent directors and implement the corporate policies we believe the stockholders of Medisys Technologies, Inc. deserve. We maintain this effort and resolve even though we were unsuccessful in presenting our nominees and proposals at the 2001 annual stockholder meeting held May 9, 2001.

         Our efforts to communicate directly and effectively with all of the stockholders, particularly the holders of about half of the outstanding stock held in brokerage firm or other nominee names, were severely hampered by the Company. The Company failed to respond as we believe the law required to our request for mailing access to those beneficial owners. As we previously reported, our efforts to obtain a court ordered delay of the meeting were unsuccessful. The time we devoted to these efforts precluded us from completing our proxy materials in time to be distributed widely and effectively.

         As matters unfolded, we determined that our most effective strategy was to attempt to persuade stockholders not to return their proxies and to stay away from the meeting ourselves in the hope that the Company would be unable to obtain a quorum (50% of the stockholders by ownership interest) and be forced to extend the meeting date.

         Apparently, the meeting proceeded as scheduled, although we have grave concerns about its validity. We do not believe that important procedural safeguards to assure fairness and objectivity in validating proxies and counting votes were implemented in the manner the Company represented to the Utah court in its response to our efforts to delay the meeting. Accordingly, we believe we may have reason to challenge the validity of the meeting and election.

         We believe there is more to be done. We will continue to advance causes we believe are in the best interests of the Company's stockholders, including our efforts to investigate and, where possible, rectify certain past acts of management.

                                         Sincerely,

                                         Medisys Reform Committee Year 2001, LLC

                                         /s/ William H. Morris
                                         ----------------------
                                         William H. Morris, Member


                         Certain Additional Information:

The participants in any solicitation that may be represented by this communication are Medisys Reform Committee Year 2001, LLC, a Florida limited liability company (the "Reform Committee"), Brett J. Phillips, William H. Morris, Marilyn L. Morris, and E. Carl Anderson. The manager of the Reform Committee is E. Carl Anderson. As of the date of this communication, the foregoing Reform Committee participants share voting and dispositive power and, therefore, are deemed to own beneficially 12,079,524 shares of common stock of the Company, which constitutes 19.8% of the 61,154,342 shares issued and outstanding as reported by the Company in its annual report on Form 10-KSB for the year ended December 31, 2000. The foregoing Reform Committee participants have filed with the Securities and Exchange Commission a Statement of Beneficial Ownership on Schedule 13-D under the Securities Exchange Act setting forth additional details about their identity and their direct and indirect interest in the Company. Such statement of ownership is available free of charge on the Security and Exchange Commission's web site at http:/www.sec.gov.